SUBSIDIARIES OF REGISTRANT	EXHIBIT 21.1

Name of Subsidiary	Jurisdiction of Incorporation/Organization

Nevada Land and Resource Holdings, Inc.	Nevada
Nevada Land and Resource Company, LLC.	Nevada
Vidler Water Company, Inc.	Nevada
Fish Springs Ranch, LLC.	Nevada
Citation Insurance Company	California
PICO Investment Corporation	Ohio
Physicians Insurance Company of Ohio	Ohio
PICO European Holdings, LLC.	Delaware
Torrey Pines Holdings (Netherlands) B.V.	Holland
Global Equity AG	Switzerland
PICO Deferred Holdings, LLC.	Delaware